Exhibit 3.1

Certificate of Elimination of the Certificate of Designation

of

Series “A” Preferred Stock

of

SPAR Group, Inc.

As of January 25, 2022

The undersigned, duly authorized officer of SPAR Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the General Corporation Law of the State of Delaware, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board, at a meeting of its members on January 25, 2022, adopted resolutions eliminating the Certificate of Designation of Series “A” Preferred Stock, which resolutions are as follows:

WHEREAS, the Board, at a meeting held on March 27, 2008, adopted resolutions providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 3,000,000 shares of Preferred Stock, par value of one cent ($.01) each, as the Series A Preferred Stock (the “Series A Preferred Stock”) pursuant to the Certificate of Designation of Series “A” Preferred Stock, filed with the Secretary of State of the State of Delaware on March 28, 2008 (the “Series A Certificate”);

WHEREAS, no shares of Series A Preferred Stock are outstanding and no such shares of Series A Preferred Stock shall be issued in the future; and

WHEREAS, the Board deems it to be in the best interests of the Corporation and its stockholders to withdraw the Series A Certificate and return the shares of Preferred Stock previously designated as Series A Preferred Stock to authorized preferred stock available for designation and issuance in accordance with the Certificate of Incorporation, pursuant to a Certificate of Elimination of the Certificate of Designation of the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation of the Corporation, the Board hereby withdraws the Series A Certificate and returns the previously designated shares of Series A Preferred Stock to their status as authorized Preferred Stock available for designation and issuance as determined by the Board, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Certificate of Designation of the Series A Preferred Stock in such form as the officers of the Corporation may deem necessary, and to take such other actions as such officers shall deem necessary or advisable to carry out the purposes of this resolution.

FURTHER RESOLVED, that when such Certificate of Elimination becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series A Certificate with respect to the Series A Preferred Stock.

In accordance with Section 151(g) of the General Corporation Law of the State of Delaware, the shares that were designated as Series A Preferred Stock hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Corporation, without designation as to series.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed as of the date first written above.

SPAR GROUP, INC.

By:	/s/ Michael R. Matacunas
Name:	Michael R. Matacunas
Title:	Chief Executive Officer